EXHIBIT 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

MODTE - Q1 2005 Modtech Holdings, Inc Earnings Conference Call

Event Date/Time: Jun. 23. 2005 / 4:30PM ET

THOMSON | streetevents@thomson.com | 617.603.7900 | www.streetevents.com

.

David M. Buckley

Modtech Holdings, Inc - President and CEO

Dennis L. Shogren

Modtech Holdings, Inc - SVP - Finance and CFO

Charles C. McGettigan

Modtech Holdings, Inc - Chairman

CONFERENCE CALL PARTICIPANTS

Ed McGrath (ph)

Morgan Stanley Dean Witter - Analyst

Cliff Walsh

Sidoti & Co. - Analyst

Jeff Cate (ph)

Prospect Management - Analyst

Bill Bailey

Private Investor - Analyst

Jack Kreibstein (ph)

Protrera Capital Research - Analyst

Les Bryant (ph)

UBS Financial Services - Analyst

John Gruber

Gruber & McBaine Capital Management - Analyst

PRESENTATION

Operator

Welcome to Modtech Holdings 2005 first quarter results teleconference.

At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. At that time, instructions will be provided for those interested in entering the queue for the Q&A. As a reminder, this conference is being recorded today, June 23, 2005, at the request of Modtech Holdings.

Representing Modtech today are Mr. Charles C. McGettigan, Chairman of the Board; Mr. David M. Buckley, President and Chief Executive Officer; and Mr. Dennis L. Shogren, Senior Vice President and Chief Financial Officer.

Before I turn the call over to Mr. Buckley however, the Company has requested I read the following Safe Harbor statement. During the course of this conference call we may make projections or other forward-looking statements regarding future events or the future financial performance of the Company. We should caution you that actual results may differ substantially. We refer you to the documents the Company files with the Securities and Exchange Commission, specifically to the Company’s last filed form 10-K and form 10-Q filed in Washington, D.C. These documents contain and identify important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the conference over to Mr. Buckley. Please go ahead, sir.

Thank you, Amy, and thank you all for calling in today.

The past six months have been a time of significant change and challenges for Modtech. I believe that we are making progress, and I believe the worst is behind us. And today I’d like to talk to you a little bit about that.

Our largest frustration as a management team has been our inability to communicate to our shareholders and to our associates the issues we are overcoming and the progress we are making in our turnaround. We’ve worked exhaustively with our former auditors to bring closure to 2004, so that we can get back — get on with the work that’s ahead of us for ‘05. I’m very happy that we have concluded the challenging process of issuing our financial results for 2004, including our report on internal controls.

The audit highlighted a few changes that were necessary to our internal controls process. We reported our material weaknesses in the 10-K and our progress in the 10-Q, where you will see that we have completed some remediation, with all of our fixes scheduled to be complete no later than the third quarter.

Earlier today we filed our 10-K for 2004, and our 10-Q for the first quarter 2005. I urge all of you to fully review these documents for complete information about our financial results. Today’s call will discuss the Heritage project, its impact to 2004; a review of the first quarter 2005; and some discussions on our continued turnaround efforts.

Joining me — joining me today on this call is Dennis Shogren, our CFO, who will provide some more details around the numbers in just a minute, and our Chairman, Charles McGettigan, who will provide some insight into the impact from Heritage and our resulting funding requirements.

I want to start with the Heritage project. This is a project that we’ve discussed in the past. It’s a project in northern California in Brentwood. It’s a very large high school campus where there are two prime contractors working to complete numerous buildings, that in total will approach $100 million when complete. The modular portion of this project was originally contracted to Modtech in October of 2003, for a total of $13.8 million. This $13.8 million project was bid at several million dollars less than the next closest bid on the project.

Being of the supposed cachet this project held, and because of the size, former management considered this project to be a feather in the Company’s cap, but they overlooked the fundamental costs and difficulties associated with this project. As a result, the project ended up costing $10.6 million more than the original cost estimate. Because of our contractual obligations a business decision was made to close out the project as quickly as possible and minimize the potential losses that Modtech could have incurred on the project.

Modtech is in the process of submitting change orders and claims against the owner to recoup some of our losses. We have a high degree of certainty that we will collect on our change orders, but we have no assurance that we will collect our claims. We anticipate that our claims and change orders will total approximately 30% to 40% of the cost overruns on the Heritage project. We anticipate that this process will take significant time to bring to closure, given the events of project to date.

The project is now substantially complete, and we have overcome all of the obstacles that the owners and the architect and thrown our way. I will be happy to answer any and all questions that you have with regard to this project during the Q&A session. But right now I’d like to get on to some of the issues in first quarter and get on to second quarter results — not second quarter, talk a little bit about our progress.

As we’ve discussed in the past, Modtech has taken significant actions to insure that a project similar to Heritage does not happen again. We’ve had in place since October of 2004, a review process for all projects, with any project over $3 million in size requiring my approval. We have also institated (ph) — instituted a go/no go process for all project proposals that places restrictions on the sales process based upon a large list of requirements meant to minimize project risks and improve project margins.

We have — we’ve changed our compensation policy for our sales people to reward margin attainment versus the revenue attainment they were rewarded for in the past. We are also working with customers to decrease the amount of field work performed by Modtech. And we are proactively looking for ways to increase the percentage of work performed in the factory for all types of projects, regardless of the end market segment.

The changes we have made to our market strategy are already paying dividends in the form of less complex, higher margin projects that have a lower field component. This has allowed us to begin to turn our project backlog more quickly and retain higher margins on new projects. We are extending these lessons learned throughout the Company, and we have already seen the positive impact this is making.

Modtech is a manufacturing and construction company, and as such we follow the the percentage of completion accounting rules. The majority of the losses on Heritage were felt to be tied to the contractual requirements of the project fully underway in 2004. Because we had not closed out 2004 when additional costs were realized on the project in April and May, we subsequently moved the costs back to the fourth quarter of 2004, significantly impacting our 2004 numbers. This adjustment has required us to change the numbers we previously released on March 30, 2005.

The changes to 2004 due to Heritage, with the subsequent valuation allowance to our net deferred tax assets, changed our cost of goods sold from 184 million in 2004 to 188 million. This changed the gross profits for the 2004 year from a positive $2,486,000 to a loss of $2,920,000. Our net loss changed from the reported $7,879,000 to the $18,767,000 loss reported in our 10-K for 2004. Dennis is going to discuss this change in detail in a minute.

I will now shift our focus to the first quarter results of 2005. Total revenues for the quarter rose to 50.5 million from 29.4 million for the first quarter 2004. This significant increase in sales set a first quarter record for Modtech, and shows the increasing penetration (ph) we were having outside of the California education market. California education market sales though, were also up during this period, but not nearly at the pace set in other areas and in other market segments.

What I am most pleased about with this increase — with the increased revenues made in each region, and the associated increase in the gross margin per project. This gross is in multiple market segments with significant growth in the military, commercial, and education markets. We are changing the culture and we are forming teams that are focused on delivering to the customer’s expectations while maintaining an acceptable gross margin for each project.

I want to address one issue that is often misunderstood from my comments. We are and will remain the largest and best provider of classrooms for the education market, both in California and in other markets we serve. We continue to grow our sales in education and we are making tremendous inroads into standardizing our education products and decreasing the amount of structural customization.

While we continue to focus on education, we also have a desire to increase our penetration into additional markets, all of which will have several benefits for Modtech. The government sector, particularly for the U.S. Army, Navy, and Marine Corps, continues to build momentum. We are now working in conjunction with the U.S. Army Corps of Engineers and other modular manufacturing companies to determine how to best utilize the capacity of the entire modular industry to meet the government’s requires -requirements over the next several years. By working proactively to develop standard designs and structural applications, we will benefit from the factory-driven component of our business, and we stand to gain a significant share of the government work currently envisioned.

While sales across all remagion (ph) — regions remains strong, the bulk of our efforts to date have been on improving internal capabilities and reducing overall costs. The ongoing implementation of our Lean Enterprise has started to make an impact on Our cost of goods sold have improved a great deal from first quarter 2004 to first quarter 2005 as a percentage of revenue dollars, realizing a gross profit percentage of 4.6 versus a loss of 0.8% last year. As we roll out our Lean Enterprise efforts throughout the various business segments, we are uncovering additional process breakdowns not previously known to have existed. This is a normal part of continuous improvement. And each time we clean up one process other process breakdowns become more evident. These changes will continue to have a positive impact on the business and we are doing everything in our power to accelerate our Lean Enterprise efforts throughout the Company.

One example of how Lean has positively impacting the business is in our customer feedback. We are now receiving, on a regular basis, feedback from our customers that our quality is improving. This feedback will continue as we improve our ability to deliver a high quality product on time and on budget.

In our press release this morning we mentioned that we had experienced a high level of turnover in April and May of this year. This turnover was restricted to our hourly work force in the factory and was primarily due to an increased level of scrutiny from the Social Security Administration.

In any given year, the Social Security Administration will issue approximately 10 to 20 notifications that there is a mismatch between the information that one of our employees represented on their forms I-9 and W-4, and the information that the Administration has on file. We are required to investigate and determine why this mismatch has occurred. We are then required by law to dismiss any person not having a bona fide match with associated documentation. This year we received over 600 notices across all of our facilities citing mismatches.

We believe this heightened level of scrutiny was due to the $40 billion in unclaimed Social Security payments the Administration has found. We have taken numerous steps to assist our employees with the appropriate documentation. When this documentation could not be obtained, we were forced to dismiss the employee and hire their replacement. This re — this process has resulted in turnover as high as 60% in some of our facilities during April and May.

Because of our actions in this area, the Company is not subject to any fines from the Social Security Administration, we are progressing as quickly as possible through this process, we’ve successfully stabilized our workforce, and are again on target -at our target production levels. The main impact of this issue was a timing issue, along with some associated overtime in an attempt to catch up to our schedule.

In closing, we believe that the efforts we are taking are making the right impact on the business, we continue to see improvements across the Company. Our underlying strategy remains quite simple. Modtech is and will remain the number one provider of modular space in the continental United States. We are moving away from complex field-intensive projects and we are moving the Company towards standard space with a custom appearance. We are going to minimize our risks, and we’re going to increase our profits.

Now Dennis is going to lead us through the financials.

Dennis L. Shogren - Modtech Holdings, Inc - SVP - Finance and CFO

Thanks, Dave.

First I want to cover the subsequent events accounting that changed the previously reported results for 2004. Modtech relies on the AICPA’s statement of position 81-1, accounting for performance of construction-type and certain production-type In updating the cost estimate for the Heritage high school project in early May, as part of the first quarter closing process, it became apparent that our estimates of future costs had to be significantly increased. It was subsequently determined that 5.7 million of the 6.6 million additional costs were associated with directly or indirectly previously-estimated project scope. As a result, 5.7 million of actual and estimated costs were pushed back into 2004, strictly because the financial statements had not yet been issued.

As a direct result of these additional costs, and the subsequent three-year cumulative — accumulative loss, we were required by GAAP to fully reserve our net deferred tax assets. We therefore reserved fully the net deferred tax assets recognizing an additional $7.3 million expense. The valuation allowance will be adjusted in the future as we return to a profitable position.

Now let me turn to the first quarter results. Revenues were $50.5 million for the quarter, an increase of 21.1 million over 2003, and a record for the first quarter of any year in our history. California revenues of 28 million increased 18%; Arizona revenue of 5.6 million increased 72%; Texas revenue of 3.6 million was up 94%; and Florida revenue of 13.3 million was seven times the prior year.

Gross profit of 2.3 million, or 4.6% of sales, was an improvement over the loss of the prior year of $200,000. With the exception of certain nonrecurring costs which I will detail momentarily, the gross profit was in line with our expectations. Our gross profit was reduced by increased labor costs of approximately half a million dollars caused by overtime associated with lost work days in California, due to the record rainfall in January and February; a $400,000 warranty reserve for a roof repair; and $900,000 in additional Heritage cost overruns.

SG&A expenses were up 1.6 million over the prior year. Approximately $600,000 was directly related to professional fees associated with the extended audit and other Sarbanes-Oxley compliance costs. The balance of the cost increase for SG&A is due to increased staff, including a significant increase in our finance staff, increased sales staff, and volume-related increases in certain overhead costs. Except for the increased professional fees for the audit and Sarbanes-Oxley compliance, these costs were in line with our expectations.

Due to the continued losses in the first quarter, we were unable to record a tax benefit to offset the pretax loss. As we return to profitability, we will adjust our tax provision accordingly.

I have twice mentioned a return to profitability, and I want to address our projections for 2005. Obviously, we had a disappointing first quarter regardless of which accounting period the losses related to the Heritage project are assigned. Even when you strip out the effect of Heritage and the related tax issues, we did not perform up to our expectations. Our turnaround has been slowed not only because of the distractions of Heritage and all the issues surrounding our late filings, but also because changing our culture and modifying our business model have proven more difficult than we anticipated.

It is for those reasons we are not giving specific guidance regarding either the upcoming quarter or the full year. We continue to have strong bookings across the Company, and expect our revenues to continue to grow year-over-year. Our margins are improving, and we expect that improvement to gain traction through the remainder of year. We will continue to attack our cost structure with expanding implementation of our Lean Enterprise initiatives. We fully expect to return to positive EBITDA in the second quarter, and positive after-tax earnings in the third quarter.

It should be clear from our discussions regarding the losses on the Heritage project that there would be a a material impact on our cash flow from operations. The timing of the losses from an accounting perspective is significantly different than the actual cash flow. The negative cash flow impact has been felt in the second quarter and required the Company to seek additional financing.

Charles McGettigan, the Chairman of our board of directors, has joined us on the call today, and he has few comments before we open the lines for questions. Charlie?

Charles C. McGettigan - Modtech Holdings, Inc - Chairman

Thank you, Dennis.

My comments really relate to the last comments you made about this private equity financing that we are undertaking to complete shortly. The two filings and the press release — the press release of earlier today indicated that the Company expects to close an $11.7 million equity private placement in early July. This financing will address and remedy the covenant violations the Company incurred under the loan agreements with the senior lender and with the subordinate lender. These covenant violations related to a min — minimum levels of EBITDA in the first quarter.

Clearly the overruns at Heritage precluded the Company from achieving the minimum levels of EBITDA called for in the loan agreements. Fortunately, both lenders have provided the Company with waivers to these covenants, and we expect that the new equity infusion will result in modification of the EBITDA covenants going forward.

The loan agreement with our subordinated lender included penalties for not having an effective registration statement related to the shares underlying the convertible subordinated notes. The Company’s inability to file its 10-K in a timely basis precluded the Company from filing and S-1 registration statement. We expect to file the S-1 very shortly.

We have paid the first two penalties, but the subordinated lender has agreed to waive the penalties going forward unless there is another 90 — another delay 90 days after closing the proposed equity private placement. The participants of the private placement are the Company’s two largest shareholders. Peninsula Capital Management and Gruber & McBaine. Pursuant to its right of first refusal, we also expect Amrand (ph), the holder our convertible subordinated notes to participate. In addition, certain members of the management and of the board of directors are expected to participate.

David, Dennis and I are now available to attempt to answer any questions that you might have.

QUESTIONS AND ANSWERS

Operator

[OPERATOR INSTRUCTIONS]

Your first question comes from Ed McGrath (ph) with Morgan Stanley.

Ed McGrath - Morgan Stanley Dean Witter - Analyst

Hi, guys.

The release today mentioned 180 million backlog at April 30th. What percentage of the 180 is legacy from the prior management? And how much of that 180 million — or how much of the legacy stuff will finally be delivered by the end of this second quarter?

We feel that — our numbers indicate that about 12% of that backlog still remains from legacy. And by the end of this quarter, we’ll probably have about 8% left.

Ed McGrath - Morgan Stanley Dean Witter - Analyst

And when will the final 8% be delivered?

David M. Buckley - Modtech Holdings, Inc - President and CEO

It’ll be — it’ll done when Heritage is done, which is in December, probably.

We have to go back in in October and November and do some minor work there. But because it’s such a big project, it keeps some of this open for a while. But the work there is substantially complete, and the work that remains is very, very minor. It’s truly putting in ceiling tile panels, and that’s about it.

Ed McGrath - Morgan Stanley Dean Witter - Analyst

In the release, you spoke about de-emphasizing backlog, and emphasizing throughput and pipeline.

David M. Buckley - Modtech Holdings, Inc - President and CEO

That largely comes from my belief that backlog is a measure of your own internal inefficiencies. Right now our customers are having to come to us eight and 10 months in advance, particularly in the California market, in order to ensure that they get in front of us and get a piece of work booked out for them in the future.

And what I’d like to get to the point of is, much faster turnaround than that, because things change. Prices escalate, prices change. Scope changes. Customers requirements change the longer the project is open. And backlog is, to me, just a measurement of how long it takes you to get through your process.

I’m much more happy in areas like Florida and Arizona where they have a very large pipeline of deals that their sales people are working on. And as soon as this — the deal is signed, within a week or two, they’re working on the project.

Ed McGrath - Morgan Stanley Dean Witter - Analyst

Okay.

And you — it also spoke a little bit about the Heritage project. I know you don’t want to dwell on this.

David M. Buckley - Modtech Holdings, Inc - President and CEO

Oh, we can.

We can — I’m more than happy to answer any question you want. It’s just that it’s — it’s got a long history here, and I don’t — I don’t know where people want to go with it.

Well, in today’s release, it said something about the state inspectors going on-site and making you dismantle some of your welding. And it was essentially you had to rebuild it, and the inspection, if I read it correctly, the result was that all the welding was fine.

David M. Buckley - Modtech Holdings, Inc - President and CEO

It — that’s absolutely right. This project was built in our Lathrop facility which is no longer — it’s now closed. There were two inspectors on this project from two different offices of the Department of State Architect. One was from the Sacramento office, one was from the Oakland office.

One was the plant inspector, one was the site inspector. And halfway through the plant portion of the inspection process, they actually switched inspectors, and the new inspector required reinspection of the things that the first guy passed on.

Ed McGrath - Morgan Stanley Dean Witter - Analyst

And we’re liable for that?

David M. Buckley - Modtech Holdings, Inc - President and CEO

Yes, we are.

Ed McGrath - Morgan Stanley Dean Witter - Analyst

What would prevent that type of perfect storm happening again at some other project?

David M. Buckley - Modtech Holdings, Inc - President and CEO

What prevents it is, we’ve actually take a lot of proactive measures to make sure that we get the inspectors in early in the process, that they’re in on the drawing, that they’re in on the initial inspection. One of the issues there was that we had two different state architecture offices fighting against each other.

Well, we’ve talked with the Department of State Architect and the chief there, and we’ve resolved all of those issues, and we’re certain that — we’re fairly certain that they will not happen again.

Ed McGrath - Morgan Stanley Dean Witter - Analyst

Last question.

Let’s fast forward six or twelve months and assume that the Lean initiatives have taken hold, and we don’t have any more Heritage problems, and we do another great quarter of top line revenue of 50 million. What should we expect for the bottom line after tax net?

Right now we’re not giving guidance.

What our frustration has been, is that our ability to forecast and the knowledge that we’re gaining from the Lean process is improving on a daily basis. And the information that we’re getting off of the line and in the field is getting better all of the time, too. And as a result, I — we’re just — we’re just promising that we’re going to do a whole lot better. And we’re trying very hard not to give guidance at this point, because we just don’t have the information flow that I feel comfortable with to give guidance on.

Ed McGrath - Morgan Stanley Dean Witter - Analyst

Okay. Thanks.

David M. Buckley - Modtech Holdings, Inc - President and CEO

Thank you.

Operator

Your next question comes from Cliff Walsh with Sidoti & Company.

Cliff Walsh - Sidoti & Co. - Analyst

Hi, guys.

David M. Buckley - Modtech Holdings, Inc - President and CEO

Hi, Cliff.

Dennis L. Shogren - Modtech Holdings, Inc - SVP - Finance and CFO

Hi, Cliff.

Cliff Walsh - Sidoti & Co. - Analyst

Can you comment on the status of the market with some recent competitors’ bankruptcies in California and maybe if you’ve been able to pick up any of their employees?

David M. Buckley - Modtech Holdings, Inc - President and CEO

Yes, I sure can.

We’ll talk a little bit about — I’ll talk a little bit about the employees and what’s happened in the market. Dennis will talk a little bit about the impact from a gross margin standpoint.

We’ve actually picked up a couple of very good employees both from Aurora and TurnKey, both competitors that went out of business in 2004. Aurora and TurnKey were almost exclusively complex, large California education businesses. And what I think both companies — I’ve talked with the former leaders of both companies extensively, and I think what both companies failed to recognize earlier — early enough in the process, was that cash flow from those large, complex projects, and I’m talking some of these projects these guys did were $25 and $30 million big.

The cash flow from a project like that will just shut you down, because these guys would only have one of those projects in the plan at one time, and they wouldn’t be able to recover from those — the cash flow perspective.

The talks with those folks have helped us to improve our outlook on what the market should be in California education, and we’re making a lot of very smart moves because of the information we’ve gleaned from them. We’ve also picked up several of their employees. The top ones that have helped to us improve our own internal processes.

The impact overall to us from a market standpoint hasn’t been a significant gain in top line revenues, because a lot of the projects that they were working on were well below the cost — the price point that we would accept the project at.

We’ve picked up a couple of projects that had to be renegotiated with the school districts, because we were frankly unwilling to take them at a loss. And, therefore, we — I think you’ll see, over time, that the California education market, as a result of those two dropping out, has started to change as an overall market. And has started to get to the point where they’re — the school districts are willing to talk to the manufacturer, and they’re starting to deal with the fact that they can’t have everything their way. And they can’t design something from modular standpoint that’s incredibly complex, when what they’re after is increased speed and lower costs.

Dennis, do you want to say something about the margin piece?

Dennis L. Shogren - Modtech Holdings, Inc - SVP - Finance and CFO

I would just add that although we’ve only had two or three direct pick ups from them, those — there is a benefit in the market.

It certainly is a help to us when we’re negotiating these to be able to point out that two of the people who they used to go to to supply their classrooms are no longer here because they went out of business because they weren’t making any money. And so when we tell them that we won’t participate in that, they pay attention. And so it’s helped us increase our margins on our California classroom business.

Cliff Walsh - Sidoti & Co. - Analyst

Okay.

Dave, you’re trying to change the culture of the organization, [inaudible] Lean initiatives and other ideas. We all know that it’s pretty difficult to change the way people think and behave, whether it’s in a business sense or personal, whatever. Can you just comment on where you are with that, and how comfortable you are that the changes are taking place?

David M. Buckley - Modtech Holdings, Inc - President and CEO

I’d be happy to.

When I first got here, I just came out of General Electric. At General Electric, if I had a problem to fix, I could go grab a hundred people that had been trained the same way I had been trained and talked the same language that I talked from a statistical But the prob — there — the underlying process discipline just wasn’t there. And we’re having to do a lot of training, a lot of education, and a lot of switches to just what the expectations are. An example would be that, in — accountability is something that I’m trying to drive throughout the Company. When somebody promises me something, they need to deliver on that. And in the past in this Company, that wasn’t necessarily the culture that existed. And I’m trying to drive changes both from a cultural standpoint in terms of fundamental core beliefs, as well as an understanding of process improvement, process discipline, and standardization of how we go to market, how we build a building, and how we get it to the customer.

That’s purely my fault for my overestimation for what we could accomplish. But it doesn’t change the fact that we’re accomplishing many, many changes, and that we have an amazing core group of individuals that want to get — want to do better. And the fun part of that is, all they want to do is be led and shown the way. And they’re — and once we show the way, what we’re doing is getting the heck out of the way because they’re doing nice job of making the changes.

I’m very bullish on the change in — changes that we’re making, and I’m very bullish on the fact that we’re going to get them done. I’m just giving some modified guidance and saying that they aren’t going to happen quite as fast as I thought they would.

If nine months ago I expected us to be 100% through something, I’d say we’re probably 80% to 90% through it. It’s not dire, it’s actually quite positive, what we’ve accomplished. It’s just that I think we could — we could do some more, given where we are.

Cliff Walsh - Sidoti & Co. - Analyst

Okay.

Can you comment at all on if Peterson has — Peterson & Company has any thoughts on your SOX compliance? I’m not sure if you could pass along any information on that.

Dennis L. Shogren - Modtech Holdings, Inc - SVP - Finance and CFO

Well, I don’t know that I can speak directly to it, Cliff, because Peterson won’t do an audit of our internal controls until the end of the year. They have gotten fairly involved with where we are on it. They’ve reviewed all of the work that had been done in the first quarter so that they were comfortable with what we said we had accomplished.

But as you know, a review is what goes on on the quarters, and until we get to the end of the year, there won’t be an actual audit.

Cliff Walsh - Sidoti & Co. - Analyst

Okay. And final question.

Can you guys just shed a little bit of light as to the — this equity deal? Can you maybe just sell us a little bit more on it as to -there are obviously some people out there who aren’t too happy with the deal, and maybe you can just explain to the rest of the investment community out there as to why this is a good deal for them.

Sure.

I think that — I’ll start it — what was probably the beginning of this transaction, and that is the position that we got in because of the losses on Heritage and looking at the forecast for our cash flows, where we were with our lenders, it was clear us to that we needed to have some incremental financing in order to get through with a little more comfort.

Our forecast showed us being very tight, and we did not want to live on the edge, if you will. We looked at the options for the kinds of financing that would be available to us, and the — frankly this equity pipe was the best financing that the management and the board felt was available for us. The — there’s going to a lot of really positive outcome from this.

One of them is that it does in fact change the capitalization of the Company. Rather than taking on more debt, the equity helps us with a couple of major issues. One of them is it’s viewed very positively by our bonding company. The increased ability to bond makes us more competitive in the marketplace, allows us to take on projects we might not otherwise be able to take on. That’s — that’s not available to us if we don’t have that equity.

We’re still being able to generate bonds on our jobs, but the additional equity allow for a greater capacity for that, helps us fuel that growth that we have planned. The cash that we would have available because of this helps us through the growth that we’re going to experience over the summer.

$50 million in the first quarter is only the beginning of what we think is going be a great year on the revenue side. And that’s going to require significant cash for us to work our way through the busy time of the year, which we’re just getting into right now.

So we believe that that cash, both from a working capital standpoint and working through the busy season, the equity that’s going to be available for the bonding companies to gain confidence with, is going to be a big help for us to achieve the volumes that are out there waiting for us.

Charles C. McGettigan - Modtech Holdings, Inc - Chairman

Let me answer that further, Cliff, as well.

The reality was that there was an alternative financing structure that was proposed to the Company that would similarly have addressed the concerns that we and our lenders had relative to the breaking of the covenants that exist on the current senior and subordinated loan agreements.

This direct equity financing, which was essentially proposed by our leading investors, is, we felt, a more more attractive alternative than the one that was — that was — we were then entertaining. So from a standpoint of evaluating our alternatives it became quite clear that we did need incremental equity and when we had the opportunity to compare this alternative to another one that was on the table, this appeared to us to be more attractive to the Company. That was the process.

Cliff Walsh - Sidoti & Co. - Analyst

Okay. Thanks very much, guys. I appreciate the insight.

David M. Buckley - Modtech Holdings, Inc - President and CEO

Thank you, Cliff.

Operator

Your next question comes from Jeff Cate (ph) with Prospect Management.

Jeff Cate - Prospect Management - Analyst

Yes, thank you.

My question is about the non-binding language in the disclosure, about the equity infusion. What are in the terms or conditions where — under which they could walk away? Because what it sounds like is, if they do, that we could be in a bit of trouble.

Charles C. McGettigan - Modtech Holdings, Inc - Chairman

Well, I think that — I guess the reality is we have an assigned term sheet, and so we’ve agreed on the terms. In any one of these types of transactions until it closes, it’s not closed. And I don’t think there’re any items that would be described as due diligence items that -

Jeff Cate - Prospect Management - Analyst

So it’s just general material adverse change clauses? is that fair to characterize it that way?

Charles C. McGettigan - Modtech Holdings, Inc - Chairman

I would say that’s even more strict than what I think is really the case. I think that this — nothing’s money until they actually close.

Jeff Cate - Prospect Management - Analyst

And what’s the length of the waiver period under the bank agreement?

Charles C. McGettigan - Modtech Holdings, Inc - Chairman

It’s — Dennis, do you have a specific answer to that?

Dennis L. Shogren - Modtech Holdings, Inc - SVP - Finance and CFO

Yes, it’s actually — it’s through July 11.

Jeff Cate - Prospect Management - Analyst

Okay.

Charles C. McGettigan - Modtech Holdings, Inc - Chairman

Our expectation is, that we will close it.

There are technical reasons, I might add, that make it more attractive to close this in July, which will in fact be six months after the previous financing.

Jeff Cate - Prospect Management - Analyst

That was my next question was, does it change anything on the conversion ratio through the convertible’s second lien notes.

Charles C. McGettigan - Modtech Holdings, Inc - Chairman

Yes, there is an anti-dilution provision in the convertible debenture which — and the result will be — it’s a formula, it’s not a ratchet, so the likely change in the conversion price is quite minimal.

Jeff Cate - Prospect Management - Analyst

Okay. And then my last question is, while you’re in the waiver period, are you allowed to be able to get bonding on your projects?

David M. Buckley - Modtech Holdings, Inc - President and CEO

Yes, we -

Jeff Cate - Prospect Management - Analyst

During the waiver period?

David M. Buckley - Modtech Holdings, Inc - President and CEO

— [inaudible] bonding.

Jeff Cate - Prospect Management - Analyst

Okay. And I can look up who that is in the public filings.

Okay. Thank you.

Jeff Cate - Prospect Management - Analyst

It is? Okay.

Charles C. McGettigan - Modtech Holdings, Inc - Chairman

And they have been for years.

David M. Buckley - Modtech Holdings, Inc - President and CEO

And I’ve been — I’ve — this is David.

I’ve personally been out, and so has Dennis to Plymouth Meeting, Pennsylvania where they reside, and we’ve met with them and they’ve come here to the facilities and met with us. And they’re very pleased with the changes that we’re making.

Jeff Cate - Prospect Management - Analyst

Okay. Thank you.

Operator

Your next question comes from Bill Bailey, Private Investor.

Bill Bailey - Private Investor - Analyst

Hi, gentlemen.

David M. Buckley - Modtech Holdings, Inc - President and CEO

Hi, Billy.

Dennis L. Shogren - Modtech Holdings, Inc - SVP - Finance and CFO

Hi, Bill.

Bill Bailey - Private Investor - Analyst

I’ve got one question for either David or Dennis, and then I have a little statement for Charlie. The — just noticing the negative numbers on the Texas facility kind of brought back a haunting question for me.

It’s been difficult to rationalize our acquisition of the Texas facility for reasons other than filling a geographical void. And I’m wondering if you can tell me what are the compelling reasons for retaining that facility?

At this point, Mr. Bailey, we’ve looked at Texas very closely. Texas is one of our most efficient facilities, and it can be profitable at $11 or $12 million of throughput through the facility. It’s very well positioned both geographically, and from a government standpoint. The bulk of the government work that we’re looking at right now goes through Texas.

Additionally, on top of that, Texas has never been allowed, in the past, to go out and try and elicit sales from distributors, from dealers, or from customers. They’ve never had a salesperson or sales group dedicated to Texas, or that Texas — or to the South Central region. And they’ve never been able to go out and try and acquire new business. So, we’ve actually allowed them, and we’ve given — we’ve assigned a general manager who is responsible for growing the region. He is growing it quite significantly.

The biggest reason that they didn’t make money in the first quarter is, quite frankly, they didn’t have the volume built up to speak of. They’ve — they’ve since increased that volume and continue to do so, and they will have a — I anticipate that they will have a very nice year in Texas.

Bill Bailey - Private Investor - Analyst

Thanks.

That answers another question I had been concerned about, why that market wasn’t being developed, and apparently that’s being taken care of now.

David M. Buckley - Modtech Holdings, Inc - President and CEO

Yes, sir.

Bill Bailey - Private Investor - Analyst

Charlie?

Charles C. McGettigan - Modtech Holdings, Inc - Chairman

Yes, Bill?

Bill Bailey - Private Investor - Analyst

I’ve got — it seems that after reviewing the Heritage product — project, it’s understandable why a management change was required. I think that you should be commended for selecting a new team of highly qualified managers who display the ability to step up and take bold, decisive, innovative correction action to control the situation and get the Company turned around.

Thank you for that.

Charles C. McGettigan - Modtech Holdings, Inc - Chairman

Thank you, Bill.

Jack Kreibstein - Protrera Capital Research - Analyst

Hi, good afternoon. Dennis, I was hoping you could just clear up something for me.

It sounds like you’re talking about some minor cash flow not crunch, but transition in the second quarter. And if I heard correctly before, you said something about positive EBITDA in the second quarter, so clearly it’s a working capital change that’s going to cause some of that.

Can you just point me out — point out where on the balance sheet some of those changes are going to take place, and I guess qualitatively walk me through that quantitative exercise?

Dennis L. Shogren - Modtech Holdings, Inc - SVP - Finance and CFO

I’ll say that we’ve seen some significant improvement in our cash flows because of management of inventory and our receivables, those both are improving. But the — on the other side of that, the cash requirement for the volume, because of the — of the length of time between the time we spend the money and we collect it on our education business, we can get out of sync sometimes with that in spite of what we’re doing on the inventory and receivables side.

So, that — that really are — those really are the primarily players are in this. Our business outside of California education tends to turn pretty quickly. And we’ve actually had some very good projects from a cash flow standpoint in Florida, in particular, where we’ve turned that cash in 45 days or less. So there’s a play between the projects where we are, the kind of projects they are, and what we’re doing on the receivables and inventory management side.

Jack Kreibstein - Protrera Capital Research - Analyst

Okay.

I guess I’m trying to understand, then is the other comment was that Heritage was creating some of this cash flow hiccup. But if I understand the earlier part of the press release, and then obviously the conference call, that all the Heritage has been pushed back into prior periods, at least from a P&L standpoint. Is there something on the balance sheet that I’m missing, from a working capital standpoint that has to do with Heritage? And maybe if you could point me to where that would be?

Dennis L. Shogren - Modtech Holdings, Inc - SVP - Finance and CFO

Well I don’t know — I guess I don’t know that there’s anything that’s missing.

Jack Kreibstein - Protrera Capital Research - Analyst

Because it doesn’t seem to me even like with improved — if you have EBITDA positive for the second quarter — and I understand there could some timing differences, I just didn’t assume that they would be that big, considering the trend in this quarter was more positive obviously, and you even had 3 million positive cash flow, right, on an operating basis?

Yes, that’s correct.

Yes. And part of this is just the absolute timing of when the — when the costs are being incurred. We — and I maybe am not understanding your question as well as I should. But the bulk of the spending on the cost overruns took place April, May, and June. So it was after what — yes, we did have a positive op — from operations cash in the first quarter, but -

Jack Kreibstein - Protrera Capital Research - Analyst

So I guess would the accounts payable, accrued liabilities, all of that be going up? Basically those accrued, but you haven’t paid them out yet, so they’re accruing, and that’s what we would see on say — I guess the second quarter is about to end in couple of days here, but that’s what we would see, essentially?

Dennis L. Shogren - Modtech Holdings, Inc - SVP - Finance and CFO

Yes, you would see that through accounts payable, under — in construction accounting, of course, the accrual takes place as an adjustment to an estimate, that’s where the first accrual is, until we actually spend it. Then it hits the accounts payable, and then it flows through the cash.

Jack Kreibstein - Protrera Capital Research - Analyst

Okay. Okay. So that — I guess that’s kind of what I was kind of getting at. So it’s not necessarily a new thing, this is really just the timing, and that positive EBITDA and all of that can still sync up.

Dennis L. Shogren - Modtech Holdings, Inc - SVP - Finance and CFO

That’s correct.

Jack Kreibstein - Protrera Capital Research - Analyst

Okay. Great. Appreciate the clarification.

Charles C. McGettigan - Modtech Holdings, Inc - Chairman

Let me answer that question slightly differently.

The pushing back of these costs is — back into 2004, although they were not identified until 2005, and they were not incurred in reality for a cash standpoint until 2005. The fact that they were pushed back into 2004 doesn’t mean that we — that the cash was expended in 2004. In fact, it has been expended, as Dennis pointed out, in the last 60 or 90 days.

Jack Kreibstein - Protrera Capital Research - Analyst

Correct. But some of that would be in this — say, like for accounts payable, would be in this $41 million-plus number as of March 31. Obviously some more was accrued since March 31. So hence some chewing up of the working capital, correct?

In fact a large part of this expenditure actually took place in April, May, and June. And as I said, it shows up on the expense side because of adjustments to estimates in the construction accounting shows up in the accounts payable in the second quarter.

Jack Kreibstein - Protrera Capital Research - Analyst

Okay. Okay. Great. Now that definitely helps. I appreciate that. Thank you very much.

Dennis L. Shogren - Modtech Holdings, Inc - SVP - Finance and CFO

You’re welcome.

Operator

Your next question comes from Les Bryant (ph) with UBS Financial Services.

Les Bryant - UBS Financial Services - Analyst

Hi, guys.

It sounds like you’ve had your hands full here for a while. My question has been answered very well, and just keep at it, and let’s get this thing going.

David M. Buckley - Modtech Holdings, Inc - President and CEO

Yes, sir. I’d like to do the same.

Les Bryant - UBS Financial Services - Analyst

Okay.

Operator

Your next question comes from John Gruber with Gruber & McBaine Capital.

John Gruber - Gruber & McBaine Capital Management - Analyst

Question on the $10.6 million Heritage loss. You said 30% to 40% you’re going to file for claims, which would be 3.2 to 4.3. Realistically, how much do you hope to really get back, when, and how would that be handled, if you got back a chunk of that?

David M. Buckley - Modtech Holdings, Inc - President and CEO

John, we’re going to start by trying to work with the owner and the architect on the change orders, to try and get those processed as quickly as possible. We’re actually having some talks right now with our on-site folks and our legal staff about how large and We are thinking that we will have a very good chance on the change orders and the change orders are, at a minimum, $450,000. We anticipate that there are additional change orders that we’re going to have to negotiate, because it’s very loose contractual language around the change orders. And then there’s another portion that is purely claims that we’re going to have to go against the owner and the architect on. And it’s — I anticipate that the claims piece will be probably an 18-month to two-year process, and the change orders will probably be a six to 12-month process.

John Gruber - Gruber & McBaine Capital Management - Analyst

So of the 3.2 to 4.3, how would you divide the two up?

David M. Buckley - Modtech Holdings, Inc - President and CEO

I think about 2 to 3 of that will likely be claims, and approximately 1 will be change orders.

Dennis L. Shogren - Modtech Holdings, Inc - SVP - Finance and CFO

And John, the way the process works, if a change order is denied as a change order, it automatically converts to a claim. So what you end up with is, that original split may change if a change order is denied, and then converts into a claim.

John Gruber - Gruber & McBaine Capital Management - Analyst

Okay.

Second question, you had earlier had some EBITDA guidance, earlier being at the beginning of the year, I believe. And obviously we — the first quarter with the Heritage problem, that’s out the window. But going forward if — forgetting the first quarter, if you were to give — not giving guidance, but will the second, third, and fourth quarters meet your prior estimates, forecasts? Or will they be impacted by such factors as the 600 replacements at the factory?

Dennis L. Shogren - Modtech Holdings, Inc - SVP - Finance and CFO

Yes, there certainly was an impact in the second quarter because of the turnover in our staff. And right now it’s not our thinking that we would equal the previous guidance from an EBITDA standpoint for the second, third, and fourth quarter. We believe that it would be down some, but we’re still pretty bullish about the results.

We think that we’re gaining momentum, we’re not as good in the second quarter as we’d originally thought we were going to be. And although we didn’t give guidance about the quarter specifically, we think that what we’re doing is gaining momentum as we get into the third quarter.

We expect a very good third quarter, and we’ll be able to take a look at, kind of in the fall, to see how we’re doing with our initiatives on Lean, and our — we’ve got a lot of efforts going on on material pricing. Doing a lot of — a lot of things around the cost side of the equation to bring the costs under control, because our problem is not on the top line, it’s on our cost side.

And I — we think we’re going to be in a lot better position to give guidance towards the end of the year, rather than now.

Cliff Walsh - Sidoti & Co. - Analyst

Just one quick follow up question.

Can you guys comment on just the timing of how the pipe deal was announced today? It wasn’t mentioned in the press release in the morning, but it was in the Q, and then the press release came out the afternoon.

Just curious as to why it wasn’t mention in the morning price release? Because I think a lot of people overlooked it, and didn’t find out about it until late in the morning.

David M. Buckley - Modtech Holdings, Inc - President and CEO

That was strictly because we wanted the press release to be strictly about our filings — the K and the Q. We anticipated putting out an announcement as soon as we could about the equity infusion, but the initial press release was about the K and the Q, because we had to get those out before we could talk about anything else.

We really didn’t have an option on that one, so that’s the basis for our timing.

Cliff Walsh - Sidoti & Co. - Analyst

Okay. All right. Thanks so much, guys.

Dennis L. Shogren - Modtech Holdings, Inc - SVP - Finance and CFO

You’re welcome.

David M. Buckley - Modtech Holdings, Inc - President and CEO

Thank you.

Operator

At this time, there are no further questions.

David M. Buckley - Modtech Holdings, Inc - President and CEO

Thank you all for calling in. I appreciate it, and we’ll look forward to speaking to again you in the near future.

Charles C. McGettigan - Modtech Holdings, Inc - Chairman

Thank you all.

Operator

This concludes today’s conference. You may now disconnect.

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